UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 22, 2016

(Date of earliest event reported)

Cinedigm Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-31810	22-3720962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

902 Broadway, 9th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

212-206-8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed on June 29, 2016, the Company received a notice on June 23, 2016, from the Listing Qualifications staff of The NASDAQ Stock Market LLC (“Nasdaq”) indicating that the Company no longer met the requirement to maintain a minimum market value of publicly held shares ("MVPHS") of $15,000,000, as set forth in Nasdaq Listing Rule 5450(b)(2)(C) (the “Rule).

In accordance with Nasdaq Listing Rule 5810(c)(3)(D), the Company was provided a period of 180 calendar days, or until December 20, 2016, to regain compliance with the Rule, during which time the Company's MVPHS must have been at least $15,000,000 for a minimum of ten consecutive business days.

The Company was unable to regain compliance with the Rule by December 20, 2016. Accordingly, on December 22, 2016, the Company received a letter from Nasdaq notifying it that the Company’s common stock would be delisted from The Nasdaq Stock Market on January 3, 2017 unless the Company timely requested a hearing before a Nasdaq Hearings Panel (the “Panel”).

Based on the foregoing, the Company has already requested a hearing before the Panel at which it will present its plan of compliance, which may include plans for strategic transactions and issuances of common stock, and request a further extension of time. The Panel has the discretion to grant the Company up to an additional 180 calendar days from December 22, 2016 to regain compliance. This request will automatically stay any delisting or suspension action pending the issuance of a final decision by the Panel and the expiration of any further extension granted by the Panel.

Although there can be no assurance that the Panel will ultimately grant an extension of the compliance period, the Company believes that the extension will be granted. The Company is considering the various available options if the Panel does not grant such an extension.

2

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 29, 2016

By:	/s/ Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	President, Digital Cinema, General Counsel and Secretary

3